For Immediate Release

Ameritrans Capital Corporation

For more information Contact:

Michael Feinsod

(212) 355-2449

Ameritrans Capital Corporation Announces Michael Feinsod Appointed Chief Executive Officer

NEW YORK, NY, October 10, 2008 -- Ameritrans Capital Corporation, (NASDAQ:  AMTC, AMTCP), today announced that its board of directors appointed Michael Feinsod Chief Executive Officer, in addition to his duties as President, effective October 10, 2008.  As part of the management change, Gary C. Granoff will step down as Chief Executive Officer and take the title of Managing Director, while continuing as Ameritrans’ Chairman of the Board and Chief Financial Officer.  Mr. Granoff has served as Ameritrans' Chairman since its founding.

Mr. Feinsod said “I am pleased to take on this added responsibility.  It is with great appreciation that I accept the position and look forward to continuing the transformation of Ameritrans into a premier business development company.  As we face the current challenges in financial markets, there is a premium on solid underwriting, risk management, and a focus on core lending principles.  Ameritrans has built a business plan based on these principles.”

The Company's management further stated, “On behalf of the entire Ameritrans Board, we thank Gary Granoff for his hard work and dedication to Ameritrans.  Gary has grown the Company since inception and hands over a firm that is on solid financial footing and poised for future growth.”

Mr. Granoff said, “I'm extremely proud of my tenure at Ameritrans.  In 1980, we set out to build the Company into a premier niche lender in the taxicab medallion business.  I am happy to say we accomplished that goal and now look forward to the expansion of the Company’s new area of focus.  I look forward to remaining as Chairman of the Board and as an active member of management over the coming years.  I have great confidence in Michael’s leadership abilities and look forward to the successful execution of the strategy.

Ameritrans has a 28 year history of portfolio growth through secured lending.  Important facts worth noting:

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Ameritrans’ net asset value per share, as of June 30, 2008, was $5.06.  As of September 30, 2008, our portfolio continued to perform with record low delinquencies.

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As of September 30, 2008, Ameritrans had approximately $57.6 million of total loans receivable.   Adjusted for the anticipated sale of our medallion

portfolio, on a pro forma basis, Ameritrans will have approximately $30.1 million of total loans receivable outstanding.  As of September, 30, 2008, Ameritrans had approximately $12.5 million in corporate loans, a 9% increase over the previous quarter.  All corporate loans are performing.

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Ameritrans has implemented various internal processes to reduce risk in recent months.  Ameritrans owns no synthetic securities with its portfolio comprised of over 75% in first lien loans.

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As of September 30, 2008, Ameritrans had approximately $41 million in total debt, including $12 million of SBA Subordinated Debentures.  We expect to pay down all of the Company’s existing bank debt with the proceeds from our medallion sale.  We are exploring new relationships for the financing of our corporate loan strategy.

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Ameritrans recently announced the first quarter dividend on its 9 3/8 participating preferred stock.  The Company has paid all dividends due on the preferred stock since its issuance.

“I am confident that this change will enhance future performance as we intensify our focus on the corporate loan strategy and conservatively manage our balance sheet,” Mr. Feinsod concluded.

Mr. Feinsod becomes CEO after approximately two years as President of Ameritrans and Senior Vice President of Elk Associates Funding Corporation, the company’s wholly-owned SBIC subsidiary.  Since 1999, Mr. Feinsod has been Managing Member of Infinity Capital, LLC, an investment management company.  Mr. Feinsod earned a BA from George Washington University and a JD from Fordham University School of Law.

ABOUT AMERITRANS CAPITAL CORPORATION

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.   Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.

Ameritrans Capital undertakes no duty to update any forward-looking statements made herein.